Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-249884, 333-224137 and 333-230559) and Form S-3 (Nos. 333-252873 and 333-248971) of Cogent Biosciences, Inc. of our report dated March 16, 2021 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 16, 2021